Exhibit(i)


VEDDER PRICE LOGO                                      [VEDDER PRICE LETTERHEAD]

                                                               February 10, 2003



Scudder Target Fund
222 South Riverside Plaza
Chicago, Illinois   60606

Ladies and Gentlemen:

         Reference is made to Post-Effective Amendment No. 38 to the Registration Statement on Form N-1A under the Securities Act of 1933 being filed by Scudder Target Fund (the "Fund") in connection with the public offering of units of beneficial interest, no par value ("Shares"), in the Scudder Target 2013 Fund (the "Portfolio").

         We have acted as counsel to the Fund, and in such capacity are familiar with the Fund's organization and have counseled the Fund regarding various legal matters. We have examined such Fund records and other documents and certificates as we have considered necessary or appropriate for the purposes of this opinion. In our examination of such materials, we have assumed the genuineness of all signatures and the conformity to original documents of all copies submitted to us.

         Based upon the foregoing and assuming that the Fund's Amended and Restated Agreement and Declaration of Trust dated September 15, 1994, as amended by the Certificate of Amendment of Declaration of Trust dated May 23, 2001, the Certificate of Amendment of Declaration of Trust dated February 15, 2002, the Written Instrument Redesignating Series dated November 20, 2002, and the By-Laws of the Fund adopted November 1, 1989, and amended November 29, 2000, are presently in full force and effect and have not been amended in any material respect, and that the resolutions adopted by the Board of Trustees of the Fund on November 1, 1989, February 16, 1994, November 29, 2000, November 28, 2001 and November 20, 2002, relating to organizational matters, securities matters and the issuance of shares are presently in full force and effect and have not been amended in any material respect, we advise you and opine that (a) the Fund is a validly existing voluntary association with transferable shares under the laws of the Commonwealth of Massachusetts and is authorized to issue an unlimited number of Shares in the Portfolio; and (b) presently and upon such further issuance of the Shares in accordance with the Fund's Amended and Restated Agreement and Declaration of Trust and the receipt by the Fund of a purchase price not less than the net asset value per Share and when the pertinent provisions of the Securities Act of 1933 and such "blue-sky" and securities laws as may be applicable have been complied with, and assuming that the Fund
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VEDDER PRICE LOGO

Scudder Target Fund
February 10, 2003
Page 2

continues to validly exist as provided in (a) above, the Shares are and will be legally issued and outstanding, fully paid and nonassessable.

         The Fund is an entity of the type commonly known as a "Massachusetts business trust." Under Massachusetts law, shareholders could, under certain circumstances, be held personally liable for the obligations of the Fund or the Portfolio. However, the Amended and Restated Agreement and Declaration of Trust disclaims shareholder liability for acts and obligations of the Fund or the Portfolio and requires that notice of such disclaimer be given in each note, bond, contract, instrument, certificate share or undertaking made or issued by the Trustees or officers of the Fund. The Amended and Restated Agreement and Declaration of Trust provides for indemnification out of the property of the Portfolio for all loss and expense of any shareholder of that Portfolio held personally liable for the obligations of such Portfolio. Thus, the risk of liability is limited to circumstances in which the Portfolio would be unable to meet its obligations.

         This opinion is solely for the benefit of the Fund, the Fund's Board of Trustees and the Fund's officers and may not be relied upon by any other person without our prior written consent. We hereby consent to the use of this opinion in connection with said Post-Effective Amendment.

                                         Very truly yours,

                                     /s/ VEDDER, PRICE, KAUFMAN & KAMMHOLZ

                                         VEDDER, PRICE, KAUFMAN  & KAMMHOLZ

RJM/DAS